UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	October 28, 2025

DOUGLAS DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34728	13-4275891
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

11270 W. Park Place Ste. 300, Milwaukee, Wisconsin 53224

(Address of principal executive offices, including zip code)

(414) 354-2310

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	PLOW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 28, 2025, the Board of Directors (the “Board”) of Douglas Dynamics, Inc. (the “Company”) appointed Jennifer I. Ansberry and Bradley M. Nelson as directors of the Company, effective October 29, 2025, each to serve until the 2026 annual meeting of stockholders of the Company and until their respective successors are elected and qualified. Ms. Ansberry and Mr. Nelson will be in the class of directors that will be up for re-election at the 2026 annual meeting of stockholders. Also on October 28, 2025, Margaret S. Dano announced to the Board that she will retire from the Board effective November 1, 2025. Ms. Dano has served as a director of the Company since 2012. Ms. Dano’s retirement is not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Jennifer I. Ansberry is the Executive Vice President, General Counsel and Secretary of Lincoln Electric (NASDAQ: LECO). Ms. Ansberry joined Lincoln Electric in 2004 and was elected Executive Vice President, General Counsel and Secretary in 2017. She previously served as Vice President, Deputy General Counsel where she oversaw the company’s legal function in global mergers and acquisitions, securities law compliance, and corporate governance and led the company’s environmental, health and safety organization. Prior to joining Lincoln Electric, Ms. Ansberry served as an associate at the law firms of Thompson Hine LLP and Keating, Muething & Klekamp LLP. She received her J.D. from the University of Cincinnati - College of Law and received a B.B.A. in accounting from the University of Cincinnati.

Bradley M. Nelson has served as Chief Executive Officer and as a member of the board of directors of MasterCraft Boat Company (NASDAQ: MCFT) since March 2024. Mr. Nelson previously served as Executive Vice President and President, Commercial Segment of Oshkosh Corporation (NYSE: OSK) from 2021 to 2024. Prior to that, and over his 12-year tenure at Oshkosh Corporation, Mr. Nelson held several titles of increasing responsibility, including Senior Vice President, Commercial Business Segment and Vice President, Global Marketing, JLG Industries. Earlier in his career, Mr. Nelson held several leadership positions at Eaton Corporation and served as a technology executive at several companies including Iomega Corporation, US West, Inc, Random Access, Inc. and Alpine Computing MicroAge, Inc. Mr. Nelson earned an MBA from Brigham Young University and a Bachelor of Science in Business Administration from the University of Phoenix.

As non-employee directors, each of Ms. Ansberry and Mr. Nelson will be compensated in accordance with the Company’s compensation policies for non-employee directors, which are described in the Company’s Proxy Statement for the Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 21, 2025. Upon appointment to the Board, Ms. Ansberry and Mr. Nelson will each be entitled to receive a pro rata portion of the annual cash retainer and annual equity award payable to non-employee directors.

There is no arrangement or understanding between either Ms. Ansberry and Mr. Nelson and any other person pursuant to which Ms. Ansberry or Mr. Nelson were elected as a director of the Company, and there are no transactions in which either Ms. Ansberry or Mr. Nelson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Each of Ms. Ansberry and Mr. Nelson were elected by the Board to fill a vacancy created by the Board when it increased the size of its Board from seven to nine directors pursuant to its authority to determine the size of the Board as granted to it under the Fourth Amended and Restated Bylaws of the Company. The Board has voted to subsequently decrease the size of the Board to eight directors immediately following Ms. Dano’s retirement on November 1, 2025.

Ms. Ansberry and Mr. Nelson will both serve on each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board.

A copy of the Company’s press release announcing the election of Ms. Ansberry and Mr. Nelson and the retirement of Ms. Dano is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

(99.1)	Press Release, dated October 29, 2025, issued by Douglas Dynamics, Inc.

(104.1)	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2025

DOUGLAS DYNAMICS, INC.

By:	/s/ Sarah Lauber
Sarah Lauber
Executive Vice President and Chief Financial
Officer